Exhibit 99.1

News
For Immediate Release

Contacts:	Bill Hughes	Darcie Peck
	Corporate Communications	Investor Relations
	(203) 319-4732	(203) 319-4766
	bhughes@imshealth.com	dpeck@imshealth.com
IMS HEALTH COMMENTS ON TERMINATION OF
PLANNED MERGER WITH VNU
FAIRFIELD, CT, Nov. 17, 2005 - IMS Health (NYSE: RX), the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries, today announced that, by mutual agreement, the planned merger with VNU NV (ASE: VNU) has been terminated. The proposed merger was announced on July 11, 2005, and was expected to close in the first quarter of 2006, subject to the approval by the shareholders of both companies.
     “Several of VNU’s major shareholders have made it clear, for a variety of reasons, they did not want to pursue any large merger at this time,” said David R. Carlucci, CEO and president, IMS Health. “While we regret that the merger with VNU will not happen, our business is strong. We are executing on our strategy, and will continue to look for ways to provide clients with even more comprehensive information and analysis. Further, to provide additional insights on consumer behavior, we’re pleased to have gained agreement with VNU to continue working together to develop and pursue the many joint revenue opportunities that came out of our integration planning efforts.
     “IMS is focused on building value for shareholders and we remain comfortable with our full-year guidance of 10 to 12 percent constant-dollar revenue growth, and full-year, adjusted earnings per share of $1.32 to $1.35,” Carlucci said.

     VNU has agreed to reimburse IMS $15 million for its actual out-of-pocket costs related to merger planning, and an additional $45 million should VNU itself be acquired in the next 12 months. For its part, IMS has agreed to return the $15 million payment to VNU if IMS is acquired in the next 12 months.
Conference Call and Webcast Details
     IMS will host a conference call at 10:00 am U.S. EST to discuss the decision not to pursue a merger with VNU. To participate, please dial 1-877- 349-8780 (United States and Canada) and 1-706-634-0463 (outside of the United States and Canada) approximately 15 minutes before the scheduled start of the call. The conference call also will be accessible live via Webcast at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=67124&eventID=1166000
     A replay of the conference call will be available online on the Investor Relations section of the IMS website and via telephone by dialing 1-800-633-8284, or 1-402-977-9140 (outside the United States and Canada), and entering access code 21269222.
About IMS
     Operating in more than 100 countries, IMS Health is the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries. With $1.6 billion in 2004 revenue and more than 50 years of industry experience, IMS offers leading-edge business intelligence products and services that are integral to clients’ day-to-day operations, including portfolio optimization capabilities; launch and brand management solutions; sales force effectiveness innovations; managed care and over-the-counter offerings; and consulting and services solutions that improve ROI and the delivery of quality healthcare worldwide. Additional information is available at http://www.imshealth.com.

Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although IMS Health believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. This information may involve risks and uncertainties that could cause actual results of IMS Health to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks, (ii) to the extent IMS Health seeks growth through acquisitions and joint ventures, the ability to identify, consummate and integrate acquisitions and joint ventures on satisfactory terms, (iii) the ability to develop new or advanced technologies and systems for its businesses on time and on a cost-effective basis, (iv) regulatory, legislative and enforcement initiatives, particularly in the areas of medical privacy and tax, (v) to the extent unforeseen cash needs arise, the ability to obtain financing on favorable terms, and (vi) deterioration in economic conditions, particularly in the pharmaceutical, healthcare or other industries in which IMS Health’s customers operate. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company made from time to time with the Securities and Exchange Commission.
Regulation G
IMS guides to adjusted results. Adjusted results are those used by management for the purposes of global business decision-making, including developing budgets and managing expenditures. Adjusted results exclude certain U.S. GAAP measures to the extent that management believes exclusion will facilitate comparisons across periods and more clearly indicate trends. Although IMS discloses adjusted results in order to give a full picture to investors of its business as seen by management, these adjusted results are not prepared specifically for investors and are not a replacement for the more comprehensive information for investors included in IMS Health’s U.S. GAAP results. The method IMS uses to prepare adjusted results differs in significant respects from U.S. GAAP and is likely to differ from the methods used by other companies.
IMS expects SEC-reported full-year diluted earnings per share (“EPS”) to differ from adjusted diluted EPS. For the first nine months of 2005, the SEC-reported diluted EPS was lower than adjusted diluted EPS. See IMS Health Earnings Release for Third-Quarter 2005 dated October 19, 2005 and available in the Investors section of the IMS website at www.imshealth.com. The difference was due to costs associated with the proposed merger of IMS and VNU, net gains from IMS Health’s investments, legal fees relating to the IRI litigation, phasing adjustments of foreign currency hedge gains, phasing adjustments relating to a tax benefit and a tax charge related to IMS Health’s repatriation transaction. By year-end, it is expected that the foreign currency hedge gain difference and the phasing adjustment for a tax benefit difference between SEC-reported and adjusted diluted EPS for the first nine months of 2005 will reverse, resulting in no difference in these items between SEC-reported and adjusted diluted EPS for the full year. Additional items that could cause full-year 2005 SEC-reported diluted EPS to differ from adjusted diluted EPS include, but are not limited to, costs associated with the proposed merger of IMS and VNU, IRI legal fees and gains or losses resulting from strategic actions with respect to IMS Health’s investments. In addition, the full-year SEC-reported and adjusted diluted EPS will differ due to the tax charge related to the company’s repatriation transaction. IMS is unable to predict at this time the occurrence or amount of these as well as other items that could cause full-year 2005 SEC-reported diluted EPS to differ from adjusted diluted EPS.
IMS Health’s revenue guidance is to constant-dollar revenue growth but SEC-reported revenue growth will include the effect of foreign currency fluctuations, which IMS cannot at this time reliably predict.
Statements relating to guidance are based on current expectations as of the date of this release. These statements are forward-looking, and actual results may differ materially. IMS does not undertake to update these targets in any way or for any reason prior to discussing actual results.